Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Cheryl Watson, 317.469.2064

For immediate release

Nelnet reaches resolution with Department of Education; historical payments retained

LINCOLN, Neb., January 19, 2007 - Nelnet, Inc. (NYSE: NNI) today announced an agreement with the Department of Education (Department) resolving the audit by the Department's Office of Inspector General (OIG) of the company's portfolio of loans receiving 9.5 percent special allowance payments. Under the terms of the agreement, Nelnet will retain the 9.5 percent special allowance payments the company has received from the Department prior to July 1, 2006. In addition, the agreement will effectively eliminate all 9.5 percent special allowance payments with respect to the company's portfolios of loans for periods on and after July 1, 2006, including the 9.5 percent special allowance payments which had been billed and were pending for the third and fourth quarters of 2006.

"While we disagree with the audit report, we are pleased to have reached a resolution that allows us to avoid costly litigation to demonstrate the merits of our position," said Mike Dunlap, Chairman and co-Chief Executive Officer of Nelnet. "The agreement allows us to put an end to this audit and move forward. Our focus is to help the education-seeking family, and the institutions that serve them, throughout the education life-cycle - planning and paying for their education and preparing for their career."

As a part of the agreement, Nelnet and the Department acknowledge a dispute exists related to guidance previously issued by the Department and the application of the existing laws and regulations related to the company receiving certain 9.5 percent special allowance payments. The new guidance provided to Nelnet in the agreement will effectively eliminate all future 9.5 percent special allowance payments for the company. These loans will continue to receive special allowance payments using other applicable special allowance formulas.

At December 31, 2006, Nelnet had approximately $3.0 billion in loans eligible for 9.5 percent special allowance payments based on its interpretation of applicable laws, regulations, and the Department's previous guidance, including an outstanding portfolio of approximately $2.4 billion that was the subject of the audit.

During the third quarter 2006, the company would have received 9.5 percent special allowance payments of approximately $11.7 million related to the $3.0 billion loan portfolio. As previously disclosed, the company deferred recognition of $8.9 million of these payments related to loans subject to the audit as they were being withheld by the Department.


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In the fourth quarter of 2006, the company will incur charges of $24.5 million as a result of the agreement. Nelnet will reduce premiums paid on loans acquired in 2005 that were previously considered eligible for 9.5 percent special allowance payments by $21.7 million. In addition, the company will charge off $2.8 million in accounts receivable from the Department related to 9.5 percent special allowance payments for the third quarter of 2006 on loans not subject to the audit but covered in the agreement.

During the fourth quarter 2006, Nelnet would have recognized $11.6 million in
9.5 percent special allowance payments of which approximately $9 million was related to loans subject to the audit. The company estimates the 9.5 percent special allowance payments on the loans not subject to the audit would have been approximately $8-10 million in 2007.

In consideration of not receiving the 9.5 percent floor income on a prospective basis, the company has entered into a series of off-setting interest rate swaps with a notional amount of $2.45 billion that have a weighted average fixed rate received by the company of 4.87 percent. These derivatives mirror the $2.45 billion in pre-existing interest rate swaps with maturities in 2007, 2010, 2012, and 2013 and a weighted average fixed rate paid by the company of 4.11 percent. These derivatives had been utilized to hedge the 9.5 percent floor income against increases in interest rates. The net effect of the new offsetting derivatives is to lock in a series of future income streams on the underlying trades through their respective maturity dates. Nelnet anticipates recognizing net settlements of approximately $15 million on these derivatives during 2007.

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For 28 years, Nelnet has been helping the education-seeking family plan for their education, pay for their education, and prepare for their careers. The company has invested hundreds of millions of dollars in products, services, and technology improvements for students and the educational institutions they attend. These services include live counseling to help families through all aspects of the financial aid process, benefits for borrowers, including tens of millions of dollars in fee reductions, and Nelnet sponsored scholarships. Nelnet serves students in 50 states, employs approximately 3,700 associates, and has $22.9 billion in net student loan assets.

Additional information is available at www.nelnet.net.

Information contained or incorporated in this press release, other than historical information, may be considered forward looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected.


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Among the key factors that may have a direct bearing on the company's operating results, performance, or financial condition expressed or implied by the forward-looking statements are the uncertain nature of the future impact of the Agreement, any other government reviews that may take place in connection therewith, changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.